Exhibit 6.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of June, 2020, by and between Called Higher Studios, Inc., a Delaware corporation (the “Employer” or the “Company”), and Jason Brown, an individual (the “Employee”), who in consideration of the mutual covenants and conditions set forth herein agree as follows:

1. Employment and Duties.

1.1 Employment. The Employer hereby employs the Employee on a full-time basis, and the Employee accepts such employment, to serve as Chief Executive Officer (“CEO”) of the Employer and to perform such duties as are normally associated with and appropriate for such position and as may reasonably be assigned to the Employee from time to time by the Employer’s Board of Directors (the “Board of Directors”).

1.2 Acceptance of Employment. The Employee agrees to perform such duties as set forth in Section 1.1 above, to diligently fulfill such responsibilities and to serve the Employer faithfully, industriously, and to the best of the Employee’s ability, subject to the direction and control of the Board of Directors. Notwithstanding the foregoing, the Employee may pursue other business opportunities outside of the Company to the extent that such activities do not unreasonably interfere or conflict with the Employee’s duties hereunder, or otherwise violate any provision of this Agreement, as reasonably determined by the Board of Directors. The Employee shall be entitled to retain any income from such other business opportunities.

2. Employment At Will. The Employee’s employment under this Agreement shall commence on the date hereof (the “Commencement Date”) and shall run continuously until terminated in accordance with the provisions set forth hereinafter (“Term”). The Term will be “at-will,” and either the Employer or the Employee can terminate the employment with or without cause at any time as provided in Section 4 below. The parties acknowledge and agree that the employment at-will status during the Term may only be altered by written action of the Board of Directors.

3. Compensation.

3.1 Salary. The Employer hereby agrees to pay the Employee during the Term, a base salary at the rate of One Hundred Twenty Thousand Dollars ($120,000) per annum (“Base Salary”), payable in accordance with the payroll practices of the Employer from time to time in effect.

3.2 Bonus Compensation. In addition to the Base Salary, the Employee will be entitled to receive incentive bonus compensation (“Bonus”) annually based on performance goals for the Company as set forth on Schedule A hereto, which may be adjusted by the Board of Directors from time to time. Any Bonus shall be paid within thirty (30) days following the completion of the Company’s audited or reviewed financial statements.

3.3 Benefits - In General. During the Employee’s employment under this Agreement, the Employee shall be entitled to participate in such medical benefit plans and 401(K) plans as may be in effect from time to time during this Agreement, in each case to the extent that the Employee is eligible under the terms of such plans or programs.

3.4 Expenses. The Employee shall be entitled to reimbursement for any out-of-pocket expenses incurred in the performance of the Employee’s duties hereunder that have been approved in advance by the Employer, upon the Employee’s rendering of a statement therefore, together with all supporting data as the Employer shall require.

4. Termination.

4.1 Termination of Employment. Upon written notice to the other party, either party may terminate the Employee’s employment at any time. In either case, the Employee shall be entitled to receive any Base Salary and any Bonus earned and accrued under this Agreement prior to the Termination Date (as defined below) and reimbursement under this Agreement for expenses incurred prior to the Termination Date and the Employee shall have no further rights to any other compensation hereunder on or after the termination of employment or any other rights hereunder. The date on which the Employee’s employment hereunder terminates shall be referred to herein as the “Termination Date.”

4.2 Termination upon Death or Disability. If the Employee dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Employer to or with respect to the Employee shall terminate in their entirety upon such date except as otherwise provided under this Section 4.2. If the Employee incurs a Disability (as defined below), then the Employer shall have the right, to the extent permitted by law, to terminate the employment of the Employee upon notice in writing to the Employee. For purposes of this Agreement, “Disability” shall mean the inability of the Employee to substantially perform the Employee’s duties and responsibilities to the Employer by reason of a physical or mental disability or infirmity (a) for thirty (30) consecutive days or thirty (30) days in any ninety (90) day period, or (b) at such earlier time as the Employee submits satisfactory medical evidence that the Employee has a physical or mental disability or infirmity which will likely prevent the Employee from returning to the performance of the Employee’s work duties for three (3) months or longer. A determination of Disability shall be made by an independent medical professional selected by the Board of Directors, whose decision shall be final, binding, and non-appealable. Notwithstanding anything to the contrary set forth in this Agreement, upon termination of employment due to death or Disability, (i) the Employee (or the Employee’s estate or beneficiaries in the case of the death of the Employee) shall be entitled to receive any Base Salary and any Bonus earned and accrued under this Agreement prior to the Termination Date and reimbursement under this Agreement for expenses incurred prior to the Termination Date; and (ii) the Employee (or, in the case of the Employee’s death, the Employee’s estate and beneficiaries) shall have no further rights to any other compensation hereunder on or after the termination of employment, or any other rights hereunder, except as the terms of any compensation plans in which the Employee participates may otherwise provide.

5. Confidential Information. During the Employee’s employment and for a period of one (1) year following the Termination Date, the Employee shall keep secret and retain in strictest confidence, and shall not use for the Employee’s benefit or the benefit of others, except in connection with the business and affairs of the Employer and its affiliates, all confidential matters relating to the Employer’s business and the business of any of its affiliates and to the Employer and any of its affiliates, learned by the Employee heretofore or hereafter directly or indirectly from the Employer or any of its affiliates (the “Confidential Information”), including, without limitation, information with respect to (i) the Employer’s and its affiliates’ strategic plans; product and pricing plans, marketing strategies and any other sales and marketing information, figures and projections; financial results or projections; risk management strategies; investment strategies, methodologies programs and plans; reserving strategies; tax planning strategies; and (ii) names of actual or potential customers and clients; and shall not disclose such Confidential Information to anyone outside except with the Employer’s prior written consent and except for Confidential Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Employee or made available to the Employee concerning the business of the Employer or its affiliates, (i) shall at all times be the property of the Employer (and, as applicable, any affiliates) and shall be delivered to the Employer at any time upon its request, and (ii) upon the Employee’s termination of employment, shall be immediately returned to the Employer.

6. Miscellaneous.

6.1 Notices. Any notice, request, or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to be duly given if delivered in person or mailed by registered or certified United States mail, postage prepaid, and mailed to the Employee at the Employee’s last known address in the Employer’s records or as otherwise directed in writing by the Employee, and to the Employer at the Employer’s principal office in Tennessee. The parties hereto may change the above addresses from time to time by giving notice thereof to each other in conformity with this Section 6.1.

6.2 Governing Law; Consent to Jurisdiction; Waiver of Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the Parties hereto: (i) agree to submit to the exclusive jurisdiction of the federal or state courts located in New Castle County, Delaware, (ii) agree to unconditionally waive any objection to venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) to waive their respective rights to a jury trial of any and such claims and causes of action.

6.3 Captions. The section headings and captions contained herein are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.

6.4 Severability. If any provision of this Agreement shall be unlawful, void, or for any reason unenforceable, it shall be deemed stricken from, and shall in no way affect the validity or enforceability of the remaining provisions of this Agreement. If any provision of this Agreement shall be determined, under applicable law, to be overly broad in duration, geographical coverage or substantive scope, such provision shall be deemed narrowed to the broadest term permitted by applicable law.

6.5 Waiver. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

6.6 Representation Regarding Prior Contracts. The Employee represents and warrants that no contract or agreement of any kind executed by the Employee and currently in full force and effect will interfere in any manner with the Employee’s performance of the Employee’s duties hereunder or with the Employee’s compliance with the other terms and conditions hereof.

6.7 Entire Agreement; Amendments. This Agreement (together with the exhibits hereto) represents the entire agreement and understanding between the parties hereto regarding the Employee’s employment with the Employer and supersedes all prior agreements, understandings or letters of intent with regard to the employment relationship between the parties hereto. This Agreement shall not be modified, amended, or in any way altered except by an instrument in writing and signed by the Employer and the Employee.

6.8 Binding Agreement. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of such parties.

6.9 Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile, portable document format (PDF) or other electronic means shall be deemed to be their original signatures for all legal and other purposes.

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IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

EMPLOYER:

Called Higher Studios, Inc.

/s/ Jason Brown
By:	Jason Brown
Its	Board Member

EMPLOYEE:
/s/ Jason Brown
JASON BROWN

SCHEDULE A

Bonus Compensation

For the fiscal period ending December 31st of each year, based on third party reviewed or audited financial statements, if the Net Profits of the Company are:

(i)    $250,000 or below the Bonus shall be calculated as 1.25% of Net Profits;

(ii)   $250,001 up to $1,000,000 the Bonus shall be calculated as 3.75% of Net Profits;

(iii)  $1,000,001 up to $2,000,000 the Bonus shall be calculated as 5.00% of Net Profits;

(iv)  $2,000,001 up to $4,000,000 the Bonus shall be calculated as 6.25% of Net Profits; or

(v)   $4,000,001 and above the Bonus shall be calculated as 7.50% of Net Profits